Exhibit 10.1

SEVERANCE AND GENERAL RELEASE AGREEMENT

In exchange for and consideration of the covenants undertaken and releases contained in this Severance and General Release Agreement (“Agreement”), Herb Mueller (“Executive”) and Resources Connection, LLC dba Resources Global Professionals (“RGP”), agree as follows:

1.    Resignation: Effective August 23, 2019 (the “Separation Date”), RGP and Executive mutually agree that Executive will resign from his position as Executive Vice President, Chief Financial Officer, and that his employment with RGP and its affiliates shall be terminated. Accordingly, RGP and Executive acknowledge that any employment or contractual relationship between them will terminate on August 23, 2019, and that they have no further employment or contractual relationship except as may arise out of this Agreement and a post-employment consulting agreement the parties may separately enter into in writing.

2.    Severance: As a severance payment, and assuming Executive executes this Agreement and does not revoke it, RGP shall pay to Executive Seven Hundred and Fifty Thousand Dollars ($750,000.00), less standard withholding and authorized deductions. This payment shall be made in one lump sum within fourteen (14) days after the execution of this Agreement. As part of the severance package, and assuming no revocation of this Agreement, Executive shall be eligible for continued participation in RGP’s group health insurance plans at his current benefit elections at RGP’s expense until the earlier of (i) the expiration of twenty-four (24) months from the Separation Date or (ii) Executive’s eligibility for participation in the group health plan of a subsequent employer. Executive confirms that he has been paid any and all accrued wages, including any bonus, commission, retirement, and any other payments, benefits, and expense reimbursements and none shall accrue beyond the Separation Date other than as set forth in this Agreement.

Executive acknowledges and agrees that the severance payment described in the preceding paragraph is a benefit that Executive would not otherwise be entitled to receive, now or in the future, and constitutes valuable consideration for the promises and undertakings set forth in this Agreement.

3.    Stock: Executive’s stock option and restricted stock awards which were originally granted during his employment, shall vest as set forth in the applicable equity incentive plan or award agreement. As set forth in the applicable equity incentive plan or award agreement, and unless the parties enter into a consulting agreement following the Separation Date, Executive shall have 30 days from the date of the Separation Date to exercise any or all of any vested and outstanding stock option awards. If Executive enters into a consulting agreement with the Company, in the consulting capacity, Executive will continue to vest in the then-outstanding stock options/restricted stock awards that were granted during the term of Executive’s employment with the Company.

Such vesting will terminate with the termination of that consulting agreement. Thereafter, Executive shall have the rights set forth in the Resources Connection, Inc. 2014 Performance Incentive Plan or the applicable award agreement. Executive further acknowledges and agrees that any tax withholding obligation related to the vesting of restricted stock or the exercise of stock option awards granted to Executive must be satisfied by a cash payment to the Company of the applicable tax withholding amount prior to the vesting date of a restricted stock award or the exercise date of a stock option.

4.    Company Property: Executive warrants and represents that as of the Separation Date, he has returned to RGP in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers, and computer-related items), access cards, credit cards, RGP identification cards, and all other property in Executive’s possession, custody or control, which are the property of RGP or which contain information belonging to RGP or its parent, subsidiaries or affiliates, wherever such items may have been located, as well as all originals and copies (in whatever form thereof, including paper and electronic form) of all materials relating to, or obtained or created by Executive during the course of Executive’s employment (including but not limited to any emails, memoranda, slide presentations, PDF documents, spreadsheets and other RGP materials). Executive further confirms that Executive has cancelled all accounts for Executive’s benefit, if any, in RGP’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. Executive also confirms that Executive will promptly deliver all passwords that Executive used in connection with performing work for RGP, a list of any RGP documents that Executive created or of which Executive is otherwise aware that are password-protected, along with the password(s) necessary to access such password-protected documents. Executive hereby represents and warrants that as of the Separation Date, other than those materials returned to RGP as described above, Executive will not retain or cause to be retained, copied or caused to be copied, and Executive will not print out or cause to be printed out, any emails, software, computer disks, or other documents containing confidential, proprietary or trade secret information of RGP, or retain beyond the Separation Date any other materials originating with or belonging to RGP or any of its subsidiaries or affiliates.

5.    No Admission of Liability: RGP expressly denies any violation of any of its policies, procedures, state or federal laws or regulations. Accordingly, while this Agreement resolves all issues between Executive and RGP relating to alleged violation of RGP policies or procedures or any state or federal law or regulation, if any, this Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as, an admission by RGP of any violation of its policies, procedures, state or federal laws or regulations. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by RGP of any violation of its policies, procedures, state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

6.    Release of Claims: Except for those obligations created by or arising out of this Agreement, Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby fully and forever release RGP, its divisions, affiliated corporations, past and present, and each of them, as well as its and their directors, officers, managers, shareholders, representatives, assignees, successors, agents and employees, past and present, and each of them (individually and collectively, “Releasees”) from, and agree not to sue concerning, or in any manner to institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the date that Executive signs this Agreement (collectively, the “Claims”), including without limitation, (a) any and all Claims relating to or arising from Executive’s employment relationship with RGP or any of its divisions or affiliated corporations, and the termination of that relationship; (b) any and all Claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied, including with respect to Executive’s Employment Agreement between Executive and RGP, executed as of August 29, 2016 (the “Employment Agreement”); breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; (c) any and all Claims for violation of any federal, state or municipal statute, regulation, ordinance, constitution or common law, including but not limited to Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Credit Reporting Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; The Worker Adjustment and Retraining Notification Act; the California Labor Code, California Fair Employment and Housing Act, and any other California antidiscrimination laws, or any other federal, state or local law, regulation or ordinance (except claims for underlying workers’ compensation benefits for on-the-job injuries); (d) any and all Claims for any severance pay, bonus, wages, sick leave, holiday pay, vacation pay, paid time off, life insurance, health and/or medical insurance or any other fringe benefit, or any other form of compensation allegedly earned during Executive’s employment with RGP; and (e) any and all Claims for penalties, attorneys’ fees and/or costs. Executive also hereby acknowledges and agrees that Executive has no rights to reinstatement to employment with RGP or any of its divisions or affiliated corporations. Notwithstanding the foregoing, the Released Claims do not include any Claim that cannot be released as a matter of applicable law.

7.    Bar to Claims: It is a further condition of the consideration hereof and is the intention of both parties in executing this instrument that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified and, in furtherance of this intention, Executive hereby expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified. Nothing contained in this Agreement shall be interpreted to prevent any governmental agency from pursuing any matter which it deems appropriate or to prevent Executive from filing a charge or administrative complaint with any governmental administrative agency; provided, however, that any and all remedies available on behalf of Executive are covered by the releases in this Agreement.

8.    Unknown Claims: It is the intention of Executive in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action herein above specified. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon his by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Executive acknowledges that he understands the significance and consequence of such release and such specific waiver of SECTION 1542.

9.    ADEA Waiver: Executive expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

a.	In return for this Agreement he will receive compensation beyond that which he already was entitled to receive before entering into this Agreement;

b.	He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c.

He was given a copy of this Agreement on August 2, 2019, and informed that (i) he had 21 days within which to consider the Agreement; (ii) the 21-day period to consider this Agreement will not re-start or be extended if changes (whether material or immaterial) are made to this Agreement after the date it is first provided to Executive; (iii) Executive may waive the 21-day period; and (iv) if Executive signs this Agreement before the end of such 21-day period, Executive acknowledges and agrees that Executive will have done so voluntarily and with full knowledge that Executive is waiving his right to have 21 days to consider this Agreement.

d.

He was informed that he has seven (7) days following the date that Executive signs this Agreement in which to revoke the Agreement, and that this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by RGP (delivered to Lauren Elkerson) during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither RGP nor Executive will have any obligations under this Agreement.

e.	This Agreement shall not be effective until the eighth day after Executive executes and does not revoke this Agreement.

f.

Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

10.    Restrictive Covenants: In accordance with the terms of the Employment Agreement, for a period of two years following the Separation Date, Executive will continue to be bound by the provisions of Section 13 in the Employment Agreement (Restrictive Covenants) that survive the termination of Executive’s employment. Executive acknowledges that these covenants are reasonable and necessary to protect RGP’s trade secrets and stable workforce.

11.    Confidentiality:

a.

In accordance with Section 14 of Executive’s Employment Agreement (Confidentiality), Executive will not at any time, unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than RGP and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information of RGP, including but not limited to such information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of RGP generally, or of any subsidiary or affiliate of RGP; provided that the foregoing shall not apply to information which is not unique to RGP or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that upon the Separation Date, he will return to RGP immediately all memoranda, books, papers, plans, information, letters, client information, strategy group materials, client development plans, and other data, and all copies thereof or there from, in any way relating to the business of RGP and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of RGP or its affiliates.

b.

Nothing in this Agreement limits Executive’s right (i) to discuss the terms, wages, and working conditions of the Executive’s employment to the extent permitted and/or protected by applicable labor laws, (ii) to report confidential information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (iii) to disclose confidential information in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and Executive does not otherwise disclose such confidential information, except pursuant to court order. RGP encourages Executive, to the extent legally permitted, to give RGP the earliest possible notice of any such report or disclosure. In addition, Executive may truthfully respond to a lawful and valid subpoena or other legal process but shall give RGP the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to RGP and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process. In addition, nothing in this Agreement or in the Employment Agreement shall limit or restrict in any way the Executive’s immunity from liability for disclosing RGP’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, which provides, in pertinent part, as follows:

“(b) Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing.

(1)    Immunity. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)    Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

This Section 11(b) controls in the event of any inconsistency or conflict with any other provision of this Agreement or of the Employment Agreement.

12.    Post-Termination Cooperation: In accordance with the terms of the Employment Agreement, Executive will continue to be bound by Section 19 in the Employment Agreement (Post-Termination Cooperation).

13.    Non-Disparagement: Executive agrees that Executive will not make any oral or written statement, or take any other action, that disparages, criticizes, or damages the reputations of RGP or its divisions or affiliated corporations or any of their respective officers, directors, agents or employees, products or services; or impairs the normal operations of RGP or any of its divisions or affiliated corporations; provided, however, that nothing in this Agreement shall prevent Executive from providing truthful information or testimony in response to any court order, subpoena, or government investigation. The parties agree that this non-disparagement clause is a material term of the Agreement and, if breached, damages would be difficult to ascertain. Accordingly, if Executive is found in breach of this provision, Executive shall pay to RGP liquidated damages in the amount of $25,000.00 per occurrence, plus reasonable attorneys’ fees incurred to enforce this provision.

14.    No Pending or Future Lawsuits: Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against RGP or any of the Releasees. Executive also promises to opt out of any class or representative action and to take such other steps as Executive has the power to take to disassociate herself from and waive any rights or remedies that might be received from any class or representative action seeking relief against RGP and/or any other Releasee regarding any of the released Claims.

15.    Severability: If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable.

16.    Integrated Agreement: This Agreement is an integrated agreement and is the entire agreement and final understanding between the parties concerning Executive’s employment, Executive’s termination from RGP and the other subject matters addressed herein. Accordingly, it supersedes all prior negotiations and all agreements whether written or oral, concerning the subject matters herein, with the exception of Executive’s Employment Agreement, as noted herein. This Agreement may be modified, amended, altered, or supplemented only by a writing signed by the parties.

17.    No Assignment: Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Executive shall defend, indemnify and hold harmless RGP from and against any claim based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

18.    Arbitration: Any non time-barred, legally actionable dispute or controversy between RGP and Executive in any way arising out of, related to or connected with this Agreement or subject matter thereof (including but not limited to the scope and applicability of this agreement to arbitrate), its enforcement or interpretation, or an alleged breach, default or misrepresentation in connection with any of its provisions, or any dispute or controversy arising out of, related to or connected with Executive’s employment with or separation from RGP, shall be submitted to final and binding arbitration pursuant to the Federal Arbitration Act (“FAA”), and to be held in Orange County, California, and administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Arbitration Rules and Procedures for Employment Disputes (which may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration). The FAA shall govern the enforceability, applicability, interpretation, and implementation of this Section 18 and all procedural issues connected with conducting the arbitration and enforcing or appealing the arbitration award.

19.    Governing Law: The rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

20.    Voluntary Execution of Agreement: This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that (a) they have read this Agreement; (b) they have had the opportunity to seek legal counsel of their own choice; (c) they understand the terms and consequences of this Agreement and of the releases it contains; and (d) they are fully aware of the legal and binding effect of this Agreement.

21.    Waiver of Breach: No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

22.    Supplementary Documents: All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

23.    Notice: Any notice required to be given to RGP pursuant to this Agreement, shall be in writing and shall be deemed to have been sufficiently given either when served personally or via facsimile and addressed to the appropriate party. Any notice required to be given to Executive pursuant to this Agreement shall be in writing and shall be deemed to have been sufficiently given when served personally, by first class mail or via facsimile. Notices to RGP shall be effective only when addressed to: Associate General Counsel—Employment, Resources Global Professionals, 17101 Armstrong Avenue, Irvine, California 92614; facsimile (714) 430-6424. Notice to Executive shall be effective only when addressed to: Herb Mueller, 50 Canton Street, Unit 201, Alpharetta, GA 30009.

24.    Counterparts: This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Either party may execute this Agreement by signing on the designated signature block below, and by transmitting such signature page via facsimile or e-mail (via PDF format) to the other party. Any signature made and transmitted by facsimile or e-mail (via PDF format) for the purpose of executing this Agreement shall be deemed an original signature for purposes of this Agreement, and shall be binding upon the party transmitting its or his signature by facsimile or e-mail (via PDF format).

25.    Headings Not Controlling: Headings are used only for ease of reference and are not controlling.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury that the foregoing is true and correct.

EXECUTED this 6th day of August, 2019, in Irvine, Orange County, California.

/s/ Kate Duchene
Kate Duchene
Chief Executive Officer
For Resources Connection LLC

EXECUTED this 5 day of August, 2019, in Alpharetta, Fulton County, Georgia.

/s/ Herb Mueller
Herb Mueller